EXHIBIT 4.1

AMENDMENT TO TAX BENEFITS PRESERVATION PLAN

THIS AMENDMENT (the “Amendment”) dated as of March 29, 2011, is entered into by and between United Community Banks, Inc., a Georgia corporation (the “Company”), and Illinois Stock Transfer Company, an Illinois corporation (the “Rights Agent”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Plan.

WHEREAS, the parties entered into that certain Tax Benefits Preservation Plan, dated as of February 22, 2011 (the “Plan”); and

WHEREAS, the parties desire to amend certain definitions contained in the plan;

NOW, THEREFORE, for and in consideration of the mutual covenants, representations and warranties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Section 1(a) of the Plan is hereby by amended by deleting it and replacing in its entirety with the following:

“Acquiring Person” shall mean any Threshold Holder (as defined below) except:

(i)             the U.S. Government;

(ii)            any Exempt Person;

(iii)           any Grandfathered Person (as defined below);

(iv)           Fletcher International, Ltd. to the extent it becomes a Beneficial Owner of Company 382 Securities pursuant to that certain Securities Purchase Agreement, dated as of April 1, 2010, by and between the Company and Fletcher International, Ltd. (the “Fletcher SPA”) or those certain Warrants to Purchase Shares of Common Stock of United Community Banks, Inc. dated as of April 5, 2010, (the “Fletcher Warrant”) and any Person who is a permitted assignee of the Fletcher SPA or the Fletcher Warrant in compliance with the terms thereof;

(v)           Corsair Georgia, L.P. to the extent it becomes a Beneficial Owner of Company 382 Securities pursuant to that certain Investment Agreement, dated as of March 16, 2011, by and between the Company and Corsair Georgia, L.P. (the “Corsair SPA”), including with respect to the Indemnity Shares (as defined in the Corsair SPA), and any Person who is a permitted assignee of the Corsair SPA in compliance with the terms thereof;

(vi)           K 422 Holdings, L.L.C. to the extent it becomes a Beneficial Owner of Company 382 Securities pursuant to that certain Subscription Agreement, dated as of March 16, 2011, by and between the Company and K 422 Holdings, L.L.C. (the “K 422 Holdings SPA”), including with respect to the Indemnity Shares (as defined in the K 422 Holdings SPA), and any Person who is a permitted assignee of the K 422 Holdings SPA in compliance with the terms thereof;

(vii)          K 422 Holdings South, L.L.C. to the extent it becomes a Beneficial Owner of Company 382 Securities pursuant to that certain Subscription Agreement, dated as of March 16, 2011, by and between the Company and K 422 Holdings South, L.L.C. (the “K 422 South SPA”), including with respect to the Indemnity Shares (as defined in the K 422 South SPA), and any Person who is a permitted assignee of the K 422 South SPA in compliance with the terms thereof;

(viii)         any Person who or which would qualify as a Threshold Holder by reason of a reduction in the number of issued and outstanding shares of Company 382 Securities by the Company, by redemption or otherwise;

(ix)           any Person that has become a Threshold Holder if the Board in good faith determines that the attainment of such status has not jeopardized or endangered the Company’s utilization of the Tax Benefits; and

(x)            any Person who or which would qualify as a Threshold Holder as a result of an Approved Acquisition and, to the extent approved by the Board, any Person who or which acquires Company 382 Securities from any such Person;

provided, however, that in the event that a Person is not an Acquiring Person by reason of clause (iii), (ix) or (x) above, such Person nonetheless shall become an Acquiring Person if such Person thereafter becomes the Beneficial Owner of any additional (i) shares of Common Stock then outstanding or (ii) shares of any class of Company 382 Securities (other than the Common Stock) then outstanding, unless the acquisition of such Common Stock or Company 382 Securities is an Approved Acquisition or unless such acquisition is solely as a result of a reduction in the number of issued and outstanding shares of Company 382 Securities by the Company, by redemption or otherwise.

2.           Section 1(b) of the Plan is hereby by amended by deleting it and replacing in its entirety with the following:

“Affiliate” shall mean, with respect to any Person, any other Person whose common securities would be deemed to be (i) constructively owned by such first Person, or (ii) otherwise aggregated with shares owned by such first Person (other than any aggregation solely by reason of such shares being part of the same “public group” as defined under Treasury Regulation Section 1.382-2T(f)(13)), in each case for purposes of tracking owner shifts and identifying 5-percent shareholders pursuant to the provisions of Section 382 of the Code.

3.           Section 1(m) of the Plan is hereby by amended by deleting it and replacing in its entirety with the following:

“Final Expiration Date” shall mean the Close of Business March 31, 2014; provided that if a Shares Acquisition Date occurs fewer than thirty (30) days prior to such date, then the Final Expiration Date shall be the date that is thirty (30) days after the Shares Acquisition Date.

4.           Except as set forth in this Amendment, the other provisions of the Plan shall remain in full force and effect in accordance with their respective terms.  This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Rex S. Schuette

Name:	Rex S. Schuette

Title:	Executive Vice President and Chief
Financial Officer

ILLINOIS STOCK TRANSFER COMPANY

By:	/s/ Robert G. Pearson

Name:	Robert G. Pearson

Title:	President and Chief Executive Officer

[Signature Page to Tax Benefits Preservation Plan Amendment]

4